EXHIBIT 14.1

FIRST INVESTORS FINANCIAL SERVICES GROUP, INC.

(the “Company”)

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted: April 28, 2004

INTRODUCTION

The Company has a long-standing commitment to conduct our business in compliance with all applicable laws and regulations and in accordance with the highest ethical principles.  Among our guiding principles are honesty, integrity, and quality in all that we do. This Code of Business Conduct and Ethics (the “Code”) has been approved by the Board of Directors and provided to our employees in order to assist them in meeting our legal and ethical obligations and to promote:

•                                  Honest and ethical conduct in all of our business dealings, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                                  Full, fair, accurate, timely and understandable disclosure in all reports and documents filed by the Company with, or submitted to, the Securities and Exchange Commission and in other public communication made by the Company;

•                                  Compliance with applicable governmental rules and regulations; and

•                                  Avoidance of conflicts of interest, including disclosure to the person(s) identified below of any material transaction or relationship that reasonably could be expected to give rise to a conflict.

This Code is applicable to all Company’s employees (including all full and part-time employees and certain persons that provide services on our behalf, such as agents), officers (including, but not limited, to the Chief Executive Officer, Chief Financial Officer, Treasurer, Controllers, Finance Managers and any other employees performing similar functions) and directors (Company’s officers and directors also collectively referred herein as “Senior Officers”). As used in this Code, unless the context otherwise requires, references to the “Company” shall mean First Investors Financial Services Group, Inc. and all of its controlled subsidiaries, whether domestic or foreign, and references to the “Board” or “Board of Directors” shall mean the Board of Directors of First Investors Financial Services Group, Inc.

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company.  All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.  If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with this Code.  If any aspect of this Code is unclear to you, or if you have any questions or face dilemmas that are not addressed, you should ask your supervisor, manager or other appropriate personnel how to handle the situation.  Because this Code discusses both our legal and ethical responsibilities, non-compliance with certain aspects of this Code could result not only in disciplinary action, up to and including termination, but may also subject the individual offender and the Company to civil and/or criminal liability.

If you are in, or aware of, a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code.

As required by law, rule, or regulation, this Code shall be made available to the public.

1.                                      COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built.  All employees must respect and obey all applicable laws, rules and regulations of each city, state, and country in which we operate.  Although not all employees are expected to know the details of all of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, or other appropriate personnel.

2.                                      CONFLICTS OF INTEREST

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company as a whole.  A conflict situation can arise when an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company.  Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.  It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier of the Company.  The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers, or competitors, except on the Company’s behalf.  Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors.  Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with executive level management or the individual designated in Section 14 of this Code.

3.                                    INSIDER TRADING

Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.  All non-public information about the Company should be considered confidential information.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Company’s policy on insider trading.

4.                                    CORPORATE OPPORTUNITIES

Employees, officers, and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information, or position, except for opportunities as to which management or the Board of Directors have been fully informed and have expressly found consistent with the Company’s business objectives.  Employees, officers, and directors owe a duty to the Company to advance its legitimate interests when opportunities arise.  No employee, officer, or director may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly.

5.                                      COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly.  We seek competitive advantages through superior performance, never through unethical or illegal business practices.  Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.  Each employee, officer, and director should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors, and employees.  No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.  The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers.  No gift or entertainment should ever be directly or indirectly offered, given, provided or accepted by any Company officer, director, employee, any family member of an employee, or any agent (acting in its capacity as such) to or from any customer, supplier, or competitor of the Company unless it:

(1)                               is not a cash gift,

(2)                               is consistent with customary business practices,

(3)                               is of nominal value,

(4)                               cannot reasonably be construed as a bribe or payoff, and

(5)                               does not violate any laws or regulations.

Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

6.                                    DISCRIMINATION AND HARASSMENT

The diversity of the Company’s employees is a tremendous asset.  We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.  Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.  Please refer to your employee handbook for more information on discrimination and harassment.

7.                                      HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthy work environment.  Each employee has a responsibility to maintain a safe and healthy workplace for all other employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.  Violence and threatening behavior are not permitted.  Employees should report to work in condition to perform their duties, free from the influence of alcohol or illegal drugs. The use, sale, transfer, or possession of alcohol, illegal drugs, or other illegal substances is strictly prohibited while on Company property or while on Company business and will not be tolerated. This prohibition also includes illegal or improper use of controlled substances.  Reporting to work while impaired by any such substance is also strictly prohibited.

8.                                    RECORD-KEEPING

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.  For example, only the true and actual number of hours worked should be reported.  Many employees regularly use business expense accounts, which must be documented and recorded accurately.  If you are not sure whether a specific expense may be legitimately charged to the Company, ask your supervisor.  All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.  Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.  Periodic and other reports (financial and otherwise) to foreign, federal, state, and local government agencies must present a full, fair, accurate, timely, and understandable disclosure of the Company.  Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports.  Records should always be retained or destroyed according to the Company’s record retention policies.

9.                                    CONFIDENTIALITY AND PROTECTION OF COMPANY ASSETS

Employees, officers, and directors must maintain the confidentiality of confidential information entrusted to them by the Company, its customers, partners, or business associates, except when disclosure is authorized by a supervisor or required by laws or regulations.  Confidential information includes all non-public information that might be of use to competitors

(such as customer lists, employee lists, compensation information, business processes, business policies and procedures and financial information), or which might be harmful to the Company or its customers, partners, or business associates if disclosed.  It includes information that suppliers and customers have entrusted to us or that the Company has obligated itself to maintain in confidence.  The obligation to preserve confidential information continues even after employment ends.

Employees are obligated to protect the Company’s assets, including its proprietary information.  Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, and any unpublished financial data and reports.  Unauthorized use or distribution of this information would violate Company policy.  It could also be illegal and result in civil or even criminal penalties.

10.                               PROPER USE OF COMPANY ASSETS

All employees, officers, and directors should endeavor to protect the Company’s assets and ensure their efficient use.  Theft, carelessness, and waste have a direct impact on the Company’s profitability.  All Company assets should be used only for legitimate business purposes.  Any suspected incident of fraud or theft should be immediately reported for investigation.  Company charge accounts, credit cards, bank accounts, and other resources are strictly limited to Company use; personal charges on Company accounts are prohibited, though nominal personal charges that occur in connection with, and are incidental to, a legitimate business purpose may be permitted if they are promptly reported and reimbursed in accordance with Company policy.  Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

11.                               PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  It is strictly prohibited to make illegal payments to government officials of any country.  In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel.  The promise, offer, or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense.  State and local governments, as well as foreign governments, may have similar rules.  Consult your supervisor if you have any questions.

12.                               WAIVERS OF THIS CODE OF BUSINESS CONDUCT AND ETHICS

Waivers of this Code will not be granted except in limited circumstances, so as to protect the Company to the greatest extent possible. Any waivers of this Code for the Company’s Senior Officers may only be made by the Board of Directors after disclosure of all material facts by the individual seeking the waiver, and any waiver granted will be promptly disclosed as required by law or stock exchange regulation. Any waivers for other individuals may only be granted by the Chief Executive Officer after disclosure of all material facts by the individual seeking the waiver.   Any waivers granted by the Chief Executive Officer must be promptly reported to the Audit Committee of the Board of Directors.

13.                             REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation.  Each employee, officer and director is required to immediately report, in accordance with Section 14 below, what he or she believes in good faith to be an actual or potential violation of this Code by any employee, officer and director of the Company.   It is the policy of the Company not to allow retaliation or retribution for reports of possible violations of this Code by others made in good faith by employees. “Good faith” does not mean that you have to be right – but it does mean that you believe that you are providing truthful information.  Employees are expected to cooperate in internal investigations of misconduct.

14.                             COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code.  However, in some situations it is difficult to know right from wrong.  Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem.  These are the steps to keep in mind:

•                                          Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•                                          Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense.

•                                          Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•                                          Discuss the problem with your supervisor. This is the basic guidance for all situations.  In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•                                          Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Tommy A. Moore, Chief Executive Officer at 713-273-5114.

•                                          You may report ethical violations in confidence and without fear of retaliation.  If your situation requires that your identity be kept secret, your anonymity will be protected.  The Company does not permit retaliation or retribution of any kind against employees for good faith reports of violations to this Code.

•                                          Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

To the extent that notwithstanding any of the principles and guidelines set forth above, any employee, officer or director of the Company that is convinced that an employee, officer or director has violated this Code, and based on the circumstances of such violation does not believe it to be appropriate to discuss this with a supervisor or the Chief Executive Officer, should report such information to the Audit Committee of the Board of Directors by contacting one of the members of the Audit Committee listed below.

Robert L. Clarke

Bracewell & Patterson

711 Louisiana, Suite 2900

Houston, Texas  77002

Seymour M. Jacobs

Jacobs Asset Management

One Fifth Avenue

New York, NY  10003

Daniel M. Theriault

John Levin & Co.

One Rockefeller Plaza, 19th Floor

New York, NY  10020

The Audit Committee of the Board of Directors (or its designee) will be generally responsible for the enforcement of this Code relating to employees, officers and directors and will report all such matters to the Board of Directors.

This Code sets forth guidelines which all officers, directors and employees will be required to follow and any failure to comply with this Code may result in discipline, up to and including termination.  However, nothing in this Code shall be construed to create a contractual right to employment where none previously existed nor shall it in any way alter the at-will nature of any employee’s employment.

The Company reserves the right to amend, alter, or terminate this Code or its policies at any time for any reason.